The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2472 212 708 2399 Fax	News Release MEDIA CONTACTS: Mary Taylor 212 708 2250 INVESTOR CONTACT: Jay Davis 212 708 2917

The MONY Group Inc. Reports Third Quarter Results

NEW YORK — November 4, 2003 — The MONY Group Inc. (NYSE: MNY) today reported results for the third quarter and first nine months of 2003.

Net income for the quarter ended September 30, 2003 was $5.3 million or $0.11 per share and included the following items on an after-tax basis:

•	$4.3 million or $0.09 per share of venture capital income;

•	$3.4 million or $0.07 per share of realized gains from investments.

•	$2.4 million or $0.05 per share of expenses related to the pending acquisition of The MONY Group Inc. by AXA Financial Inc.;

•	Adjusted operating income (which excludes the above items) was zero. Adjusted operating earnings would have been $0.08 per share were it not for charges related to market value adjustments on certain products and the acceleration of deferred acquisition costs amortization caused by realized gains.

“This past quarter reflects improved life insurance, accumulation and retail brokerage sales and we are pleased with the improvement” said Michael I. Roth, chairman and CEO, The MONY Group. “Competitive pressures and issues of scale continue to challenge our ability to generate appropriate levels of earnings, which is why, among other reasons we believe that the announced AXA transaction represents the best opportunity for our shareholders.”

On September 17, 2003, The MONY Group Inc. and AXA Financial Inc. announced that their Boards of Directors had unanimously approved a definitive agreement for AXA Financial to acquire The MONY Group in a cash transaction valued at approximately $1.5 billion. The transaction is subject to MONY shareholder, certain required regulatory approvals, and other customary conditions. It is expected to close in the first quarter of 2004.

The company’s preliminary estimate of adjusted results for the third quarter, from which dividends may be paid under the merger agreement with AXA Financial, is approximately $4 million or $0.08 per share. The final number is subject to review by PricewaterhouseCoopers under agreed upon procedures and will be higher or lower than the estimated $4 million or $0.08 per share for the third quarter depending on the company’s adjusted results in the fourth quarter. There is a substantial risk that the MONY stockholders may receive little or no dividend.

The company’s net income for the first nine months of 2003 was $33.6 million or $.71 per share, and included the following items on an after-tax basis:

•	$7.9 million or $0.17 per share of adjusted operating income

•	$3.6 million or $0.08 per share of expenses related to the pending acquisition of The MONY Group Inc. by AXA Financial Inc.;

•	$5.9 million or $0.13 per share of after tax venture capital income; and

•	$23.4 million or $0.49 per share of after-tax realized gains from investments.

Third Quarter and First Nine Months of 2002

For the third quarter of 2002, the company reported a net loss of $30.2 million or $0.64 per share, which was comprised of:

•	An adjusted operating loss of $1.7 million or $0.04 per share for the quarter, which included an $8 million or $0.17 per share charge resulting from accelerated amortization of deferred acquisition costs and increased death benefit reserves;

•	Venture capital losses amounting to $5.1 million or $0.11 per share;

•	Net realized losses on investments of $23.4 million or $0.49 per share.

For the first nine months of 2002, the company reported a net loss of $26.9 million or $0.56 per share, which included:

•	Adjusted operating income of $17.7 million or $0.37 per share, which included $10.1 million or $0.21 per share charge for accelerated amortization of deferred policy acquisition costs and increased guaranteed minimum death benefit reserves, and $4.5 million or $0.09 per share in fees and interest related to litigation;

•	A venture capital loss of $4.9 million or $0.10 per share

•	Realized losses on investments of $39.7 million or $0.83 per share.

[An earnings summary is as follows:]

($ in million except share data and per share amount)
($ millions After Tax)	Three Months Ended 9/30/03	Three Months Ended 9/30/02	Nine Months Ended 9/30/03	Nine Months Ended 9/30/02
Net Income (Loss)	5.3	(30.2)	33.6	(26.9)
Net Realized (Gains) Losses From Investments	(3.4)	23.4	(23.4)	39.7

Adjusted Operating Income Including Venture Capital	1.9	(6.8)	10.2	12.8

Net (Income) Loss from Venture Capital	(4.3)	5.1	(5.9)	4.9
Merger Related Expenses (4)	2.4	—	3.6	—

Adjusted Operating Income(1) (3) (5)	—	(1.7)	7.9	17.7

Diluted Per Share Amounts:(2):
Net Income (Loss)	0.11	(0.64)	0.71	(0.56)
Net Realized (Gains) Losses From Investments	(0.07)	0.49	(0.49)	0.83

Adjusted Operating Income Including Venture Capital	0.04	(0.15)	0.22	0.27

Net (Income) Loss from Venture Capital	(0.09)	0.11	(0.13)	0.10
Merger Related Expenses(4)	0.05	—	0.08	—

Adjusted Operating Income(1) (3) (5)	—	(0.04)	0.17	0.37

Share Data(2):
Weighted Average Shares Outstanding	46,970,155	47,414,250	46,964,214	47,804,872
Plus: Incremental from assumed conversion of dilutive securities	1,044,246	—	364,595	—

Weighted-average shares used in dilutive per share calculations	48,014,401	47,414,250	47,328,809	47,804,872

(1)In addition to reporting and measuring the company’s results of operations based on net income/(loss) as determined in accordance with generally accepted accounting principles (GAAP), the company also reports what it refers to as “adjusted operating income”, which, while derived from our results in accordance with GAAP, represents a non-GAAP financial measure. The company generally defines “adjusted operating income” as net income/(loss) determined in accordance with GAAP excluding after -tax net realized gains/(losses) and the net after-tax results from the company’s venture capital investments. These items will fluctuate from period to period depending on the prevailing interest rate and economic environment, and are not necessarily indicative of the overall operating trends in our core operations. In addition, for the three and nine-month periods ended September 30, 2003 the company has excluded expenses incurred in connection with its pending acquisition by AXA Financial Inc. in calculating its “adjusted operating income” because such expenses are not indicative of overall operating trends in the company’s core operations. The company also reports “adjusted operating income including the net after-tax results from the company’s venture capital investments” which is also a non-GAAP financial measure. Both the company and many users of its financial information use these non-GAAP financial measures to evaluate the company’s operating performance.

(2)587,795 and 1,315,776 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three and nine-month periods ended September 30, 2002 because their inclusion would be anti-dilutive.

(3) Results for the nine month period ended September 30, 2003 include a gain from an insurance settlement from the events of September 11, 2001 of $2.6 million or $0.05 per share, which was recognized during the first quarter of 2003.

(4) Results for the nine month period ended September 30, 2003 include expenses of $1.2 million or $0.03 per share related to the company’s pending acquisition by AXA Financial Inc. that were incurred and recognized during the second quarter of 2003.

(5) Results for the nine month period ended September 30, 2002 include interest and litigation fees of $4.5 million or $0.10 per share related to a dispute regarding the sale of real estate in 1999.

Highlights:

•	Sales of the company’s proprietary life products excluding COLI increased to $38 million compared with $31 million for the year-ago period. The increase reflects growth in sales through its MONY Partners wholesaling operation, and US Financial Life’s brokerage channel.

•	Accumulation assets under management were $8.9 billion at September 30, 2003, compared with $7.7 billion at December 31, 2002 and $8.7 billion at June 30, 2003.

•	Accumulation assets raised in the 2003 third quarter increased by 16 percent to $445 million from $382 million in the third quarter of 2002. The increase was due primarily to increased sales of Enterprise mutual funds by third-party broker-dealers.

•	Average productivity for the company’s career agency system increased approximately 7% through the first nine months of 2003. As part of its plan to improve the productivity and profitability of its career system, the company has enhanced its focus on high-performing financial professionals and on capturing its career agents’ nonproprietary sales through its MONY Securities Corp. and MONY Brokerage Inc. subsidiaries. The increase in non-proprietary sales offset a decline in proprietary sales.

•	MONY Life Insurance Company, The MONY Group’s principal operating subsidiary, launched new offerings aimed at the small business and corporate market segments. Its new “individual K” product is a turnkey offering designed to meet the retirement needs of self-employed individuals and features a choice of funding options and investment strategies. Its new Corporate Strategies Group Variable Universal Life product enhances the company’s strong position in the COLI marketplace and offers a range of applications and investment options.

Business Segments

Protection Segment

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, group universal life and interest sensitive whole life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations through its U.S. Financial Life Insurance Company (USFL) and MONY Life Insurance Company subsidiaries.

Excluding sales of corporate-owned life insurance (COLI) and bank-owned life insurance (BOLI), new life sales were $38 million in the 2003 third quarter vs. $31 million in the 2002 third quarter. Total new life sales for the third quarter of 2003 were $73 million compared to $109 million for the third quarter of 2002 which included $50 million in premiums from the sale of a single BOLI case

Excluding sales of corporate-owned life insurance (COLI) and bank-owned life insurance (BOLI), new life sales were $112 million in the first nine months of 2003 vs. $94 million in the year-ago period. For the first nine months of 2003, total new life sales were $208 million compared with $219 million in the year-ago period.

The brokerage channel, including MONY Partners, generated $9 million in proprietary new life sales vs. $4 million in the prior-year quarter. U.S. Financial Life Insurance Co. (USFL) sales for the third quarter of 2003 increased to $17 million from $11 million during the third quarter of 2002. The career agency system generated $17 million in proprietary new life sales during the third quarter of 2003, compared with $16 million in the 2002 third quarter.

For the first nine months of 2003, the brokerage channel generated $26 million in proprietary new life sales compared to $7 million in the first nine months of 2002. Comparing the first nine months of 2003 to 2002, USFL sales were $48 million vs. $38 million. The career agency system generated $43 million in proprietary new life sales in the first nine months of 2003 compared with $50 million in the year-ago period.

Sales of corporate-owned life insurance (COLI) and bank-owned life insurance (BOLI) through COLI/BOLI brokers were $30 million during the third quarter of 2003. This compares with $78 million in the third quarter of 2002, during which period the company generated $50 million in premiums from the sale of a single BOLI case. For the first nine months of 2003, sales of COLI and BOLI through the brokerage channel were $91 million vs. $124 million in the year-ago period.

Accumulation Segment

The MONY Group distributes proprietary annuities and retail mutual funds through its career agency system, member companies and third-party broker-dealers.

New accumulation assets raised in the 2003 third quarter increased to $445 million from $382 million in the third quarter of 2002. For the first nine months of 2003, accumulation assets raised were $1.35 billion vs. $1.29 billion in the first nine months of 2002.

Sales of the company’s annuity products were $129 million during the third quarter of 2003 compared with $133 million for the third quarter of 2002. Variable annuity sales increased to $103 million from $85 million in the year-ago period. The company reduced its marketing effort in the sale of fixed annuities as competitive pricing would have compromised MONY’s margins. As a result, fixed annuity sales were $26 million compared with $48 million in the third quarter of 2002.

The brokerage channel including MONY Partners reported sales of proprietary fixed and variable annuities of $12 and $10 million, in the third quarter of 2003. While the brokerage channel including MONY Partners was not yet actively marketing the company’s variable annuity product, fixed annuity sales were $27 million in the 2002 third quarter. Career agency sales of proprietary fixed and variable annuities were $14 and $93 million, respectively, vs. $21 million and $85 million, respectively, in the 2002 third quarter.

For the first nine months of 2003, total sales of the company’s annuity products were $416 million compared with $365 million during the first nine months of 2002. Fixed annuity sales were $124 million, and variable annuity sales were $292 million, compared with $48 million and $317 million, respectively, in the year-ago period.

The brokerage channel including MONY Partners generated $51 and $23 million of proprietary fixed and variable annuity product sales, respectively, through the brokerage channel in the first nine months of 2003. Career agency sales of proprietary fixed and variable annuities were $73 and $269 million, respectively. For the first nine months of 2002, career agency sales of proprietary fixed and variable annuities were $21 and $314 million, respectively. For the first nine months of 2002, brokerage channel sales of proprietary fixed and variable annuities were $27 and $3 million, respectively.

The Enterprise Group of Funds had 2003 third quarter and nine-month sales of $316 million and $935 million, respectively, compared with $249 million and $928 million for the year-ago periods. Enterprise mutual fund sales through third party broker-dealers were $272 million compared with $205 million on quarter-over-quarter basis and were $792 million vs $745 million for the respective 2003 and 2002 nine-month periods.

Retail Brokerage & Investment Banking Segment

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services for high net worth individuals and small to mid-size business owner clients primarily through MONY’s Advest and MONY Securities Corp. subsidiaries.

The Retail Brokerage & Investment Banking Segment had revenues of $99 million in the third quarter of 2003 compared with $95 million in the year-ago period.

Revenues at Advest were $84 million, level in the third quarter of 2003 compared with third quarter of 2002. Retail commission increases at ADVEST were offset by decreases in fixed income and municipal bond commissions. Revenues at MONY Securities were $14 million in the third quarter of 2003 compared with $10 million in the third quarter of 2002.

For the first nine months of 2003, the Retail Brokerage & Investment Banking segment’s revenues were $288 million vs. $271 million for the first nine months of 2002.

Other Segment

Revenues for MONY Brokerage Inc., which include sales by the company’s career agents of certain nonproprietary protection and other products, and which are reported in the company’s “Other Products” segment, rose to $5.7 million in the 2003 third quarter from $3.6 million in the year-ago period. For the first nine months of 2003, MONY Brokerage Inc. revenues were $16.9 million, more than double the $8.4 million reported in the first nine months of 2002.

Business Outlook

Since the announcement on September 17th regarding AXA’s proposed acquisition of The MONY Group, the two companies have formed joint integration teams to facilitate the integration of MONY and AXA Financial into a single world-class corporation. In addition, on October 14, The MONY Group filed its preliminary proxy statement in connection with its acquisition with the Securities and Exchange Commission.

“We believe the proposed acquisition by AXA Financial maximizes value for our shareholders,” said Michael I. Roth, chairman and CEO, The MONY Group. “As the process of combining our two companies continues to move forward, we remain focused on achieving our business objectives and on meeting the needs of our customers.”

Forward Looking Statements

This release contains forward-looking statements concerning the Company’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning the Company’s operations, economic performance, prospects and financial condition for 2003 and following years. The Company claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among the Company, AXA Financial, Inc. and AIMA Acquisition Co., including approval of the Company’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; the Company could experience losses, including venture capital losses; the Company could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; the Company could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates; the Company could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; the Company could be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it; the Company could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from the Company’s mortality assumptions; the Company could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for the Company’s products. The Company does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Conference Call

The MONY Group Inc. will host a conference call on Tuesday, November 4, 2003 commencing at 9:00 AM (Eastern Standard Time) to discuss its third quarter 2003 results. To participate in the call, U.S. participants should dial 800 231 5571 and Canadian and other international participants should dial 973 935 8504. Participants should dial into the call 10 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available on The MONY Group’s website at www.mony.com/investorrelations.

A replay of the call will be available for those in the U.S. at 877 519 4471

The replay for Canadian and other international participants is 973 341 3080.

The password for the replay is 41 89 127

This press release, the Company’s quarterly financial supplement and other financial documents may be accessed at www.mony.com/investorrelations.

About The MONY Group Inc.

The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group’s (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.

SUPPLEMENTARY FINANCIAL INFORMATION

To assist interested parties in analyzing the Company’s consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group prepared in accordance with generally accepted accounting principles for the three-month and nine month periods ended September 30, 2003, and 2002, along with a reconciliation of the company’s consolidated net income determined in accordance with generally accepted accounting principles to “adjusted operating income” and “adjusted operating income/(loss) including the net after-tax results from venture capital investments”. Both “adjusted operating income” and “adjusted operating income/(loss) including the net after-tax results from venture capital investments” represent non-GAAP financial measures. Both the company and many users of its financial information use these non-GAAP measures to evaluate the company’s operating performance.

Exhibit II presents certain summary consolidated balance sheet data of The MONY Group as of September 30, 2003, including book value per share excluding accumulated comprehensive income. Book value per share excluding accumulated comprehensive income is a statistic that many users of financial information consider when assessing the fair market value of a company.

Exhibit III presents information regarding new business generated by the company for the three month and nine month periods ended September 30, 2003 and 2002. Management uses this information to measure its periodic sales production. The amounts presented with respect to life insurance sales represent annualized statutory-basis premiums. Annualized statutory-basis premiums in the Protection Products segment represent the total premium scheduled to be collected on a policy or contract over a twelve-month period. Pursuant to the terms of certain of the policies and contracts issued by the company, premiums and deposits may be paid or deposited on a monthly, quarterly, or semi-annual basis. Annualized statutory-basis premium does not apply to single premium paying business. All premiums received on COLI and BOLI business and single premium paying policies during the periods presented are included. Statutory basis premiums are used in lieu of GAAP basis premiums because, in accordance with statutory accounting practices, revenues from all classes of long-duration contracts are measured on the same basis, whereas GAAP provides different revenue recognition rules for different classes of long-duration contracts. The amounts presented with respect to annuity and mutual fund sales represent deposits made by customers during the periods presented.

The information presented in Exhibit III should not be viewed as a substitute for revenues determined in accordance with GAAP. Revenues in accordance with GAAP related to product sales are generated from both current and prior period sales that are in-force during the reporting period. For protection products GAAP recognizes premium revenue when due from a policyholder. For accumulation products, GAAP revenues are a function of fee based charges applied to a contractholder’s account balance. Because of how revenues are recognized in accordance with GAAP, we do not believe GAAP revenues are meaningful in assessing the periodic sales production of a life insurance company and, accordingly, a reconciliation to GAAP revenues would not be meaningful.

Exhibit I

THE MONY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

($ in millions, except share data and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Premiums	164.7	160.5	505.3	494.8
Universal life and investment-type product policy fees	52.3	54.6	159.8	156.1
Net investment income	188.3	170.1	564.5	541.7
Net realized gains/(losses) on investments	5.0	(41.2)	36.6	(69.1)
Group Pension Profits	—	6.8	—	22.0
Retail brokerage and investment banking	106.8	109.1	310.3	297.5
Other income	44.4	24.9	132.6	92.4

	561.5	484.8	1,709.1	1,535.4
Benefits and Expenses:
Benefits to policyholders	201.7	195.3	609.3	585.5
Interest credited to policyholders’ account balances	35.7	30.0	103.5	85.8
Amortization of deferred policy acquisition costs	34.0	49.7	93.8	120.5
Dividends to policyholders	52.0	53.5	174.3	171.8
Other operating costs and expenses	232.2	202.7	688.4	613.2

	555.6	531.2	1,669.3	1,576.8
Income from continuing operations before income taxes	5.9	(46.4)	39.8	(41.4)
Income tax expense (benefit)	0.4	(16.2)	10.0	(14.5)

Income (loss) from continuing operations	5.5	(30.2)	29.8	(26.9)
Discontinued operations:
(Loss) income from real estate to be disposed of, net of income tax (benefit) expense of $(0.1) million and $2.0 million for the three and nine-month periods ended September 30, 2003, respectively.	(0.2)	—	3.8	—

Net Income (Loss)	5.3	(30.2)	33.6	(26.9)

Reconciliation of Net income (loss) to “Adjusted Operating Income)” and to “Adjusted Operating Income/(Loss) including net after-tax results from venture capital investments and merger related expenses”

Net Income (Loss)	5.3	$(30.2)	$33.6	$(26.9)
Adjustments:
Net realized (gains)/losses from investments (after-tax)	(3.4)	23.4	(23.4)	39.7

Adjusted Operating Income Including Net After-Tax Results From Venture Capital Investments and Merger Related Expenses	1.9	(6.8)	10.2	12.8
Merger Related Expenses (After-Tax)	2.4	—	3.6	—
Net After-Tax (Income) Loss From Venture Capital Investments	(4.3)	5.1	(5.9)	4.9

Adjusted Operating Income (see Note 2)	0.0	$(1.7)	$7.9	$17.7

Diluted Per Share Amounts:
Net Income (Loss)	0.11	$(0.64)	$0.71	$(0.56)
Adjusted Operating Income (Loss) Including Net After-Tax Results From Venture Capital Investments and Merger Related Expenses	0.04	$(0.15)	$0.22	$0.27
Adjusted Operating Income (see Note 2)	0.00	$(0.04)	$0.17	$0.37
Share Data (see Note 1):
Weighted-average Shares Outstanding	46,970,155	47,414,250	46,964,214	47,804,872
Plus: Incremental Shares from Assumed Conversion of Diluted Securities	1,044,246	—	364,595	—

Weighted-average Shares used in Diluted Per Share Calculations	48,014,401	47,414,250	47,328,809	47,804,872

Note 1: 587,795 and 1,315,776 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three and nine-month periods ended September 30, 2002 because their inclusion would be anti-dilutive.

Note 2: Results for the nine-month period ended September 30, 2003 include a gain from an insurance settlement from the events of September 11, 2001 of $2.6 million or $0.05 per share, which was recognized during the first quarter of 2003.

Exhibit II

SUMMARY CONSOLIDATED BALANCE SHEET DATA

($ in millions, except per share amounts)

As of September 30, 2003
Assets:
Invested assets (including cash and cash equivalents)	$13,368.8
Separate account assets	4,446.5
Other assets	2,921.6

Total assets	$20,736.9

Liabilities:
Policyholders’ liabilities	$11,358.6
Separate account liabilities	4,443.5
Short-term debt	7.0
Long-term debt	876.3
Other liabilities	2,020.9

Total liabilities	18,706.3

Shareholders’ equity:
Equity	1,974.9
Accumulated comprehensive income	55.7

Total shareholders’ equity	2,030.6

Total liabilities and shareholders’ equity	$20,736.9

Per share amounts:
Diluted book value per share	$41.68

Diluted book value per share (Ex. Accumulated Comprehensive Income)	$40.53

Exhibit III

SEGMENT INFORMATION

The following chart presents MONY’s protection and accumulation sales for the quarter as well as revenue generated from the company’s retail brokerage and investment banking segment.

	Three-Month Period Ended 9/30/03	Three-Month Period Ended 9/30/02	Nine-Month Period Ended 9/30/03	Nine-Month Period Ended 9/30/02
New Business ($ millions)
Protection Products
Career Agency System [5]	$17.2	$15.7	$43.4	$49.7
U.S. Financial Life Insurance Company	16.8	10.9	47.9	37.8
MONY Partners Brokerage and Other [5]	9.0	3.9	25.6	6.9
COLI/BOLI	30.1	78.2	91.4	124.3

Total New Life Insurance Premiums	$73.1	$108.7	$208.3	$218.7

Accumulation Products
Variable Annuities [1]	$103	$85	$292	$317
Fixed Annuities [2]	26	48	124	48
Career Agency System – Mutual Funds	44	44	143	183
Third Party Distribution – Mutual Funds	272	205	792	745

Total Accumulation	$445	$382	$1,351	$1,293

Revenues ($ millions)
Retail Brokerage & Investment Banking
Advest [3]	$84.0	$84.2	$249.0	$236.4
MONY Securities Corp.	13.8	10.4	36.0	33.0
Other	1.1	0.5	2.7	1.3

Total Revenue	$98.9	$95.1	$287.7	$270.7

Other Products
MONY Brokerage Inc. [4]	$5.7	$3.6	$16.9	$8.4

1 $93 million and $85 million sold through the career agency system, and $10 million and $0.0 million sold through the brokerage channel in the three month periods ended September 30, 2003 and 2002, respectively. $269 million and $314 million sold through the career agency system, and $23 million and $3 million sold through the brokerage channel in the nine month periods ended September 30, 2003 and 2002, respectively.

2 $14 million and $21 million sold through the career agency system, and $12 million and $27 million sold through the brokerage channel in the three month periods ended September 30, 2003 and 2002, respectively. $73 million and $21 million sold through the career agency system, and $51 million and $27 million sold through the brokerage channel in the nine month periods ended September 30, 2003 and 2002, respectively. MONY Life’s fixed annuity was introduced in June 2002.

3 Excludes interest income of $7.9 million, $14.1 million, $22.5 million and $26.9 million for the three and nine-month periods ended September 30, 2003 and 2002, respectively.

4 MONY Brokerage Inc. includes sales by the company’s career agents of certain nonproprietary protection and other products.

5 Includes BOLI sales of $3.1 million and $3.3 million sold through the career system and BOLI sales of $1.8 million sold through the brokerage system in the three and nine month periods ended September 30, 2003, respectively. BOLI sales through the career and brokerage systems were not significant for the three and nine month periods ended September 30, 2002.